                                                                   Exhibit 10.23


March 1, 1997


Mr. Benno C. Schmidt, Jr.
222 Riverside Drive
New York, NY 10025

Dear Benno:

      This letter agreement ("Agreement") sets forth the terms of your employment with The Edison Project L.P. ("Edison" or the "Company") as approved by the board of directors (the "Board") of The Edison Project Inc. ("Edison Inc."), the sole general partner of Edison. This Agreement supersedes and replaces (i) the employment agreement dated March 15, 1995 and any agreement appearing as an exhibit or attachment thereto or referred to therein (the "March 1995 Employment Agreement") between you and Edison and (ii) the letter agreement dated May 1, 1996 between you and Edison which served to clarify the March 1995 Employment Agreement (the "May 1996 Agreement"). Notwithstanding the foregoing, your obligations with respect to the following shall survive and shall not be modified except for the modifications contained herein: (i) the promissory note issued to Whittle Communications L.P. (which was assigned to Edison) dated June 5, 1992 with a face amount of $1,600,000 and any accrued and unpaid interest thereon through the date hereof (the "Existing Loan"); (ii) the promissory note issued to Edison dated January 23, 1996 with a face amount of $200,000 and any accrued and unpaid interest thereon through the date hereof (the "Transition Loan" and, together with the Existing Loan, the "Loans"); (iii) the release provided by the terms of the March 1995 Employment Agreement; and (iv) the assignment to Edison of benefits under the $5,000,000 First Colony Life Insurance policy 1893365 (the "'Insurance Policy") as collateral for the Loans.

      Position/Responsibilities. You will be employed as Edison's Chairman and Chief Executive Officer ("CEO"), working out of the Company's headquarters in New York City. Your responsibilities are set forth on Exhibit A attached hereto.

      Term. The term of your employment commences as of the date hereof and ends on December 31, 1998, unless terminated earlier by Company as provided below.

      Base Salary. You will be paid at an annual base salary rate of $255,000 from the date hereof. Contingent upon achievement of Edison's Board-approved business plan for each fiscal year as determined by Edison Inc.'s Board in its sole discretion, your base salary at the start of the following fiscal year will be increased by no less than eight percent (8%) of your then current base salary.

      Bonus. In addition to your base salary, you will be eligible to participate in the Management Committee incentive compensation plan as set by the Board each fiscal year. Under the terms of this plan for FY 1997, you will be eligible to receive a bonus of up to 33-1/3% of your base salary (the "Maximum Bonus"). A portion (the "Award") of the Maximum Bonus equal to 20% of your base salary may be earned upon achievement of certain identified results--25% of the Award will be linked to the achievement of individual performance goals (as determined by the Board), and 75% of the Award will be linked to the achievement of Edison's Board-approved business plan for the year (as determined by the Board). For exceeding both personal goals and the Company business plan, your bonus may be increased up to the Maximum Bonus amount in the sole discretion of the Board. Subsequent to FY 1997, you will be eligible to receive an annual bonus of up to 50% of your then current base salary under a plan to be determined by the Board in its sole discretion.

      Stock Options. Simultaneous with the execution of this agreement the parties hereto shall execute the Stock Option Agreement attached as Exhibit B which shall supersede and replace the Option Agreement dated as of March 15, 1995 between you and the Company. In addition, you will be eligible to participate in the "Performance Option Pool" for key executives described in Exhibit C attached hereto, with your portion of the option pool set at 268,526 shares, such number to be reduced to the extent the Board approves vesting of additional Performance Segment Shares, as defined in the Stock Option Agreement, with respect to Fiscal Year 1996, but in no event to be less than 250,000 shares.

      Benefits. You will be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit D. The Company will further maintain for your benefit supplemental long-term disability insurance and supplemental term life insurance under the Insurance Policy provided that you execute, and cause any beneficiary named under the Insurance Policy to execute, all documentation required or requested by Edison in connection with the assignment of the Insurance Policy as collateral for the Loans, including, without limitation, the assignment (for your execution) attached hereto as Exhibit E and the consent to assignment (for execution by each beneficiary) attached hereto as Exhibit F. You agree not to change the beneficiaries named under the Insurance Policy without the prior written consent of Edison. You will receive six weeks of vacation annually in addition to the official Company holidays.

      Expense Reimbursements. You will be reimbursed for all reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies.

      Loans. Simultaneous with the execution of this Agreement, the parties shall amend the Existing Loan and the Transition Loan to (i) make the due date of each loan the earlier of February 15, 2000 or the date on which your employment by Edison is terminated, (ii) make the interest rate of each Loan 5.83% compounded annually effective as of the date hereof, and (iii) provide for interest to accrue until


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the Loans are paid in full with payment of the interest due on the date of payment of the Loans, and upon the Company's request you shall execute and deliver any necessary documents, including replacement promissory notes, in connection therewith.

      Termination/Severance Pay. Either you or Edison may terminate your employment at any time without cause by giving written notice to that effect. The termination of employment shall be effective on the date specified in such notice (the "Effective Termination Date").

      (i) If Edison terminates your employment without cause or if you terminate your employment for "good reason," Edison will pay you as severance pay for a period beginning on the Effective Termination Date and ending twelve months from such date (the "Severance Period") your then current base salary plus the bonus amount you earned for the prior fiscal year (together, the "Enhanced Base"). The Enhanced Base will be paid on Edison's normal payroll cycle during the Severance Period whether or not you obtain other employment. For purposes of this Agreement, good reason shall mean (a) the assignment to you of duties and responsibilities which results in your having materially less significant duties and responsibilities or exercising materially less significant power and authority than you had, or duties and responsibilities or power and authority not in all material respects comparable to that of the level and nature which you had immediately prior to any such assignment; (b) your removal, or the failure to re-appoint you to your then current position with Edison; and (c) Edison's failure to perform in a timely manner its material obligations under this Agreement, other than, in the case of each of (a), (b) and (c), (A) with your express written consent or (B) in connection with any termination of your employment by Edison as the result of your disability or "for cause."

      (ii) If you terminate your employment without "good reason" as defined above, Edison will pay you as severance pay your base salary as of the date of termination for the Severance Period, provided that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you under this sentence shall be reduced by the total amount of any compensation you earn from such employment during the Severance Period. For purposes of the severance pay offset provisions of this paragraph, the terms "employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant. Payments made to you as reimbursement for documented expenses will not constitute compensation for purposes of this paragraph.

      (iii) Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to


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
(1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) conviction of a crime of moral turpitude or of a felony; or (3) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

      (iv) In the event of a termination of your employment for any reason except your death, in addition to any other severance pay to which you may be entitled, the Company will pay you a lump sum of $2.5 million (the "Lump-sum Severance Payment") within 30 days after the Effective Termination Date. Edison will withhold from the Lump-sum Severance Payment all Federal, state and city employment and income taxes related thereto that Edison is required to withhold. You agree that Edison may offset against the Lump-Sum Severance Payment, as reduced by any applicable tax withholdings, the total amount outstanding on the Loans including the accrued and unpaid interest through the date of such offset.

      (v) In consideration of the severance pay provided for in (i), (ii) and
(iv) above, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time.

      Death. If you die during your employment hereunder, this Agreement shall terminate upon the date of your death. Edison's obligations under this Agreement (other than obligations then due and owing hereunder) will terminate upon Edison's payment to the personal representative of your estate (i) your unpaid base salary through the date of your death and (ii) any expenses properly reimbursable under this Agreement and not yet reimbursed.

      Stock Redemption. In the event of the termination of your employment for any reason except your death, Edison Inc. agrees that upon receipt of your written request within six months after the Effective Termination Date, it will promptly purchase from you the minimum amount of Edison Inc. stock (the "Redeemed Stock") necessary to provide you with enough cash to pay an Federal, state and city income taxes (the "Required Taxes") on the Lump-Sum Severance Payment and the Redeemed Stock. The Required Taxes shall be deemed to be the sum of (A) the product of the Lump-Sum Severance Payment multiplied by the total of your expected marginal tax rates for federal, state and city income taxes for the year in which such payment is made, taking into account the deductibility of state and city taxes for federal purposes, plus (B) the product of the capital gain on the sale of the Redeemed Stock multiplied by the total of the applicable federal, state and city capital gains tax rates for the year in which the stock is sold, taking into account the deductibility of state and city taxes for federal purposes. The date on which the Redeemed Stock will be purchased (the "Redemption Date") will be determined by the Edison Inc. Board, but shall not be later than the date Federal income taxes are required to be paid on the Lump-Sum Severance Payment. If Edison Inc.'s stock is


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publicly traded, the price per share paid by Edison for the Redeemed Stock shall be the average of the bid and asked share prices for the 30-day period preceding the Redemption Date. If Edison Inc.'s stock is not publicly traded, the price per share paid for the Redeemed Stock shall be the price paid in the most recent transaction, provided however that if a third-party transaction occurs within three months after the Effective Termination Date at a higher price, the purchase price shall be adjusted upward to reflect such difference. Edison may offset against the proceeds of the Redeemed Stock the total amount outstanding under the Loans, including the accrued and unpaid interest through the date of such offset.

      Exclusivity. In return for the compensation payments set forth in this agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board.

      Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be required in connection with the business and affairs of Edison. You agree to use your best efforts to prevent such disclosure by others. You also agree that any developments, discoveries, or inventions made by you alone or with others during the term of your employment with Edison and applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole and exclusive property of Edison and you agree to execute all documents requested by Edison to protect Edison's rights thereto.

      Non-competition and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison or successor to the business of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison (for example, the business of managing public and/or private schools for profit), but a "competing" business shall not include the traditional non-profit education business so long as such activities do not violate the confidentiality provisions of this agreement. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year


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after the termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison. For the purposes of the foregoing any executive employee who within twelve months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

      Entire Agreement. Except as expressly provided in the first paragraph of this Agreement and together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This agreement is governed by the substantive laws of the State of New York.

      Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing and return one original to me for our records.

Sincerely,

THE EDISON PROJECT L.P.

      By:   The Edison Project Inc., general partner


            By: /s/ Laura K. Eshbaugh
                ----------------------------
                Laura K. Eshbaugh, President


ACCEPTED AND AGREED:


/s/ Benno C. Schmidt, Jr.
-------------------------
Benno C. Schmidt, Jr.



April 7, 1997
-------------------------
Date


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                                    EXHIBIT A

                      RESPONSIBILITIES OF THE CHAIRMAN/CEO


All of the following responsibilities are subject to the direction, authority and approval of Edison Inc.'s Board.

- Convene and direct Edison's Office of the Chairman and participate in all strategic decisions.

-     Act as co-spokesperson for the Company.

- Exercise full and usual authority of a CEO, including hiring, firing and supervising Edison employees, agents, representatives, etc.

-     Exercise final authority over day-to-day operations of Edison.

-     Provide oversight of educational aspects of Edison's business.

-     Head legislative/ macromarketing activities.

                                    EXHIBIT B

                                OPTION AGREEMENT


      Option Agreement, dated as of March 1, 1997, between Benno C. Schmidt, Jr. ("Holder") and The Edison Project Inc. (the "Company"). Capitalized terms used but not defined herein are used herein as defined in The Edison Project Inc. Shareholders' Agreement dated as of November 18, 1996, among the Company and the other shareholders named therein (the "Shareholders' Agreement"). This Agreement supersedes and replaces the Option Agreement dated as of March 15, 1995 between Holder and The Edison Project L.P. (the "Partnership").

      Holder and the Company hereby agree as follows:

      1. Issuance: Vesting. (a) The Company hereby grants to Holder the option (the "Option") to purchase 1,237,110 shares of the Company's Series A Common Stock (the "Shares") subject to the terms and conditions below.

            (b) The Option may only be exercised with respect to the entire number of vested Shares at the time of exercise. If the Option is exercised before all the Shares are vested,, the unvested Shares will continue to vest as provided herein, (it being understood that each and every exercise of the Option shall be a purchase of the full number of Shares which are vested at the time of exercise and which have not previously been purchased).

            (c) The Option shall vest as follows:

                  (i) Half of the Option (the "Time Vested Portion"), or 618,555 Shares, shall vest based on the amount of time Holder is continuously employed by the Partnership according to the following schedule:

                        (aa) 51.92% of the Time Vested Portion of the Option, or 321,153.75 shares, is vested as of the date hereof.

                        (bb) 1.33% of the Time Vested Portion of the Option shall vest on the last day of each month commencing with the last day of March, 1997 and ending on the last day of February, 2000: provided, however, that if Holder is no longer employed by the Partnership, the balance of the Time Vested Portion shall cease vesting as of the effective date of Holder's termination of employment.

                  (ii) Half of the Option (the "Performance Vested Portion"), or 618,555 shares, shall vest in five equal segments (each such segment, a "Performance Segment") based upon achievement of the Partnership's business plans as approved by the Company's Board of Directors (the "Board") for the five Fiscal Years (as defined below) of the Partnership beginning with the 1996 Fiscal Year. Each Performance Segment shall vest as of the date on which the Board determines that the targets set forth in the relevant business plan have been achieved. For Fiscal Year 1996, the Board awarded holder 65% of the Performance Segment Shares, or 80,412 Shares. The Board may, but is not required to, permit Holder to be eligible to vest in a subsequent Fiscal Year in any Performance Segment which did not vest in respect of y any prior Fiscal Year due to the non-achievement of the targets in the relevant business plan to the extent said targets are achieved in a subsequent Fiscal Year up to and including the 2000 Fiscal Year. Holder shall only be eligible to vest in a Performance Segment if Holder was continuously employed by the Partnership during the Fiscal Year to which such Performance Segment relates.

            2. Exercise. Holder may exercise the vested portion of the Option as of the first day of each Fiscal Year (or at such other times as may be permitted by the Board) and prior to the expiration of five years from the first day of the Fiscal Year immediately following the date of vesting of such portion of the Option, by (a) transfer to the Account (as defined below) of immediately available funds in an amount equal to the sum of (x) the number of vested Shares which have not previously been purchased times the Share Price (as defined below), and (y) the Withholding Amount (as defined below), and (b) giving written notice to the Company, failing which the Option shall expire unexercised and the Company shall have no further obligation hereunder. Upon exercise of the vested portion of the Option, the books and records of the Company shall be appropriately amended to reflect the Holder's acquisition of the Shares corresponding to the vested portion of the Option then exercised.

            3. Definitions.

                  (a) "Management Option Plan" means the management equity and option program of the Company, pursuant to which this Option is granted.

                  (b) "Account" means the Company's account number #5001083966 at First American National Bank, Nashville, Tennessee (for further


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
transfer to the Knoxville office), ABA # 064-000017 or such other account as the Company may designate by notice to Holder.

                  (c) "Fiscal Year" means with respect to the Company and the Partnership the twelve-month period running from July 1 of one calendar year through June 30 of the succeeding calendar year.

                  (d) "Share Price" means $1.25.

                  (e) "Withholding Amount" means the amount (which shall be determined by the Board) which the Company or the Partnership is required to withhold and remit to the Internal Revenue Service and/or any other taxing authority by reason of the exercise by the Holder of the portion of the Option which is vested at the time of exercise.(1)

            4. Nontransferable. Neither this Option nor the Shares may be transferred, pledged, assigned, sold or otherwise disposed of, except that the Shares may be redeemed by the Company at anytime by tender to Holder of an amount equal to the fair market value thereof as determined (i) in good faith by the Board or (ii) by a third party transaction at the time of redemption.

            5. Representations and Warranties. Holder represents and warrants to the Company that:

                  (a) Holder is acquiring the Option for Holder's own account for investment purposes and not with a view to, or for resale in connection with, a distribution in whole or in part of the Option or the Shares.

                  (b) Holder understands that this Option is not transferable and the Shares are transferable only to the Company (it being understood that the foregoing prohibitions on transfer apply to any transfer by way of pledge, assignment sale or any other means of disposition), and that the Shares may be legended to such effect.

--------

      (1) The requirement that the Holder pay a Withholding Amount arises because (i) the Holder will be treated by the relevant taxing authorities as receiving compensation income upon exercise of the Option to the extent that, at the time of such exercise, the fair market value of the Shares exceeds the Share Price, and (ii) the Company or Partnership has a withholding obligation with respect to such compensation income.


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                  (c)   Holder has carefully reviewed this Option Agreement, the
                        Shareholders' Agreements, the Partnership's preliminary financial statements dated as of June 30, 1996, and the Partnership's business plan for the 1997 Fiscal Year. Holder and Holder's advisors have had a reasonable opportunity to ask questions of and receive answers from the Company and Partnership, or a person or persons acting on its behalf, concerning the terms and conditions of the offering, and to obtain additional information, to the extent possessed by the Company or Partnership or obtainable by it without unreasonable effort or expense. All such questions have been answered to the full satisfaction of Holder. No oral or written representations or warranties have been made or oral or written information furnished or oral or written promises made to Holder or Holder's advisors in connection with the Option being offered hereunder or the offering generally which were in any way inconsistent this Option Agreement

                  (d) Holder, either alone or together with Holder's advisors, has such knowledge and experience in financial, tax and business matters to enable Holder to utilize the information made available to Holder in connection with the offering, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

                  (e) Holder understands that an investment in the Company involves a high degree of risk and that the Option and the Shares may prove to be valueless.

                  (f) Holder understands that neither the offering nor the transfer of the Option to Holder has been registered under the Securities Act of 1933, as amended, in reliance upon an exemption therefrom for non-public offerings, nor has such offering or transfer been registered or qualified under any state securities or "Blue Sky" law in reliance upon similar exemptions.

                  (g) Holder understands that the issuance of the Option has not been, and the issuance of the Shares will not be, reviewed, approved or otherwise passed upon by the U.S. Securities and Exchange Commission, any state securities administrator, the National Association of Securities


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
                        Dealers Inc., any securities or commodities exchange, or any other governmental agency or self-regulatory authority.

            6. Indemnification. The Holder agrees to indemnify and hold harmless the Company, the Partnership, and their respective officers, directors and affiliates from and against all damages, losses, costs and expenses (including reasonable attorney's fees and expenses) which they may incur by reason of any breach of this Option Agreement by Holder including any breach of any of the representations and warranties made by Holder herein.

            7. Confidentiality. To the extent Holder acquires non-public information with respect to the Company or Partnership, including, without limitation, technical, financial, competitive, marketing sales, and business information, documents and tangible items (collectively, the "Information"), Holder shall keep such Information strictly confidential and not at any time hereafter disclose or divulge such Information to any person, firm or corporation or otherwise use such Information for any purpose (other than for the purposes of the Company or Partnership) without the prior written consent of the Company or the Partnership.

            8. Non-Competition and Non-Solicitation. (a) Holder agrees that until the later of one year after (i) the expiration of the Option, or (ii) Holder ceases to own the Shares, Holder shall not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder or partner, or have any financial interest, in any business which "competes" with the business of the Company, the Partnership or any subsidiary of the Company or the Partnership (the Company, the Partnership and their respective subsidiaries being hereby defined as "Edison"). For the purposes hereof, a "'competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during Holder's ownership of the Option or the Shares, for example, the business of managing public and/or private schools for profit, but a "competing" business shall not include the traditional non-profit education business, so long as such activities do not violate the confidentiality provisions of the Option Agreement. Ownership by Holder of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided Holder does not own more than three percent (3%) of the stock of any such corporation.

                  (b) Holder agrees that until the later of one year after (i) the expiration of the Option, or (ii) the Holder ceases to own the Shares, Holder shall not directly or indirectly, solicit the employment, or other services of any executive employee of the Partnership. For purposes of the foregoing, any executive employee who within twelve months of terminating his employment with the Partnership becomes employed by any Person in which Holder is an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

            9. Satisfaction of Equity Offering. Holder hereby acknowledges that
(i) the issuance of the Option satisfies any and all obligations which the Partnership or any of the current or former General Partners of the Partnership, or its predecessor, may have to offer to Holder the opportunity to purchase an equity interest in the Partnership, and (ii) Holder has no right to acquire any equity interest in the Partnership or the Company, other than Holder's right to acquire the Company Shares hereunder.

            10. Governing Law. This Option Agreement is governed by the laws of the State of New York without giving effect to renvoi or other choice of law doctrine to the extent that the application of the law of another jurisdiction would be required thereby.

            11. Entire Agreement. This Option Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

            12. Miscellaneous. (a) Notices. All notices, demands, elections, requests or other communications which any party to this Option Agreement may desire or be required to give hereunder shall be in writing and shall be given by personal delivery, recognized overnight delivery service, telecopy or by mailing (by registered or certified first class mail, postage prepaid, return receipt requested) addressed as follows:

                  if the Company at:
                  The Edison Project Inc.
                  c/o The Edison Project L.P.
                  521 Fifth Avenue 16th Floor
                  New York, New York 10175
                  212-309-1604

                  with a copy to:
                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York 10038
                  Telecopy: 212-504-6666
                  Attention: John F. Fritts, Esq.


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
                  if to Holder at:
                  The Edison Project L.P.
                  521 Fifth Avenue
                  16th Floor
                  New York, New York 10175
                  Telecopy: 212-309-1618

or at such other address or telecopy number as may be designated by one party by notice given as provided herein to the other party. A notice shall be deemed to have been given (i) if delivered personally, on the date so delivered (or, if not a Business Day, on the next following Business Day), (ii) if sent by recognized overnight delivery service, on the Business Day following the date sent, (iii) if sent by telecopy, upon electronic confirmation of receipt, or
(iv) if sent by registered or certified first class mail, postage prepaid, return receipt requested, five Business Days following the date sent.

                  (b) Amendments. This Option Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Holder.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement as of the date set forth above.



____________________________              THE EDISON PROJECT INC.
Benno C. Schmidt, Jr.
                                          BY:_______________________________
                                                Laura Eshbaugh
                                                President


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
                                    EXHIBIT C

                       PERFORMANCE OPTION POOL DESCRIPTION


                               As of March 1, 1997


Current senior management of The Edison Project L.P. (the "'Partnership") will be awarded additional options to acquire shares of the Series A Common Stock of The Edison Project Inc. ("Edison Inc.") under new option agreements. The options will vest upon the ninth anniversary of the issuance of such options, provided that the option holder has been continuously employed by the Partnership, and may be exercised in whole or in part at any time after the ninth anniversary and prior to the tenth anniversary, on which date any portion of the option which has not been exercised will expire. The price for shares covered by these option agreements will be $1.50.

The option agreements will include an acceleration feature providing that the options will become fully vested if Edison Inc. makes an initial public offering prior to January 1, 2000 at a share price of at least $8. Alternatively, the options will become fully vested if prior to January 1, 2000 Edison Inc. (i) sells all or substantially all of its assets, (ii) completes a merger or consolidation where Edison Inc. is not the surviving entity, or (iii) concludes any other transaction in which Edison Inc. investors as of March 1, 1997 are permitted or required to sell at least fifty percent (50%) of their shares, in each of (i), (ii), or (iii) only so long as the price per share is at least $8.

The Performance Option Pool will consist of 1,250,000 shares awarded as follows:

                  Chris Whittle                   600,000
                  Benno Schmidt                   250,000
                  John Reid                       200,000
                  Other senior executives*        200,000
                                                ---------
                                                1,250,000


* to be recommended by the Office of the Chairman for approval by the Edison Inc. board at its April, 1997 meeting

                                    EXHIBIT D

                                    BENEFITS

Insurance

The Company provides a medical and dental insurance plan and a long-term disability plan, descriptions of which will be provided to you.

Life insurance coverage furnished by the Company provides benefits of two times annual base salary up to a maximum benefit of $300,000.

Sick Leave

Beginning with the third month of employment, sick leave accrues at the rate of
1.85 hours per pay period.

Personal Leave

Employees receive two days of personal leave each year. These days are lost if not taken during the year.

Short-Term Disability

Beginning with the seventh month of employment, short-term disability accrues at the rate of 5.54 hours per pay period, up to a maximum of 400 hours.

Wellness Plan

Employees will be reimbursed up to $150 per year for qualified medical expenses that are not covered by the Company's medical or dental insurance plan.

401(k) Plan

Employees may contribute on a pre-tax basis up to the annual limit set by the IRS ($9,500 for 1997) and may allocate contributions among several different investment options offered by the plan. The Company matches 50% of the first $1,000 of employee contributions.

                                                                       EXHIBIT F

                              CONSENT TO ASSIGNMENT


      Each of the undersigned beneficiaries of the First Colony Life Insurance policy number 1893365 (the "Policy") in the amount of $5,000,000 for the benefit of Benno C. Schmidt Jr. ("Schmidt") , hereby consents to the assignment of the Policy by Schmidt to The Edison Project L.P. ("Edison") pursuant to the assignment attached as Annex I hereto (the "Assignment"), and hereby relinquish any claims such beneficiary may have in respect of the Policy while the Assignment is in effect.

Dated:_______________


                                            _________________________________
                                            [BENEFICIARY]


                                            _________________________________
                                            [BENEFICIARY]


                                            _________________________________
                                            [BENEFICIARY]


                                            _________________________________
                                            [BENEFICIARY]

 As of December 15, 1997

Mr. Benno C. Schmidt, Jr.
222 Riverside Drive
New York, NY 10025

Dear Benno:

      This letter agreement (the "Agreement") sets forth certain amendments to your employment agreement with The Edison Project L.P. ("Edison" or the "Company") dated as of March 1, 1997 (the "Initial Employment Agreement") approved by the Board of Directors (the "Board") of The Edison Project Inc. ("Edison Inc."), the sole general partner of Edison, as of the date hereof. Except as specifically provided for herein, all terms and provisions of your Initial Employment Agreement remain intact.

      1. Position/Responsibilities. This paragraph is revised in its entirety to read as follows:

      You will be employed as Edison's Chairman and Chief Executive Officer ("CEO") through June 30, 1998. On July 1, 1998 your title will become Chairman and Chief Education Officer. You will work out of the Company's headquarters in New York City. Your responsibilities are as set out on Exhibit A to this Agreement.

      2. Term. The end date of your employment agreement is changed from December 31, 1998 to June 30, 2000.

      3. Stock Options. This entire paragraph is replaced in its entirety with the following:

      Stock Options. Simultaneous with the execution of this Agreement, the parties hereto shall execute the amendment to the Stock Option Agreement dated as of March 1, 1997 attached as Exhibit B. In addition, the parties hereto shall execute the Tranche I Option Agreement attached as Exhibit C.

      4. Loans. By execution of this Agreement, the parties hereby amend, as provided in the Initial Employment Agreement, the Existing Loan and the Transition Loan.

      5. Exhibit A. Exhibit A to the Initial Agreement is replaced in its entirety with Exhibit A as attached to this Agreement.

      Entire Agreement. Together with the attached exhibits, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter. This agreement is governed by the substantive laws of the State of New York.

Mr. Benno C. Schmidt, Jr.
Page Two

      Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing and return one original to me for our records.

Sincerely,

THE EDISON PROJECT L.P.


      By:   The Edison Project Inc., general partner


            By: /s/ Laura K. Eshbaugh
                ----------------------------
                Laura K. Eshbaugh, President



ACCEPTED AND AGREED:



/s/ Benno C. Schmidt, Jr.
-------------------------
Benno C. Schmidt, Jr.

                         EXHIBIT A: RESPONSIBILITIES


All of the following responsibilities are subject to the direction, authority and approval of Edison Inc.'s Board.

*     Preside over Edison Inc.'s Board meetings

*     Direct the Company's legislative and political efforts

* Co-supervise the Company's General Counsel with the Company's President until June 30, 1998 and thereafter with the CEO

* Participate in all important educational decisions, with particular focus on ensuring the quality of educational results

* Participate in the Company's strategic planning and educational design matters

*     Serve as co-spokesperson for the Company

*     Support the Company's marketing efforts

*     Assist in capital formation

                                    EXHIBIT B

                        AMENDMENT TO THE OPTION AGREEMENT
                            DATED AS OF MARCH 1, 1997
            BETWEEN BENNO C. SCHMIDT, JR. AND THE EDISON PROJECT INC.


      The option agreement dated as of March 1, 1997 between Benno C. Schmidt, Jr. ("Holder") and The Edison Project Inc. (the "Company") (the "Option Agreement") is hereby amended as described herein. Except as specifically provided for herein, all terms and provisions of the Option Agreement remain intact.

      Paragraph l(c)(ii) is amended to provide that any Performance Segment Shares which have not been awarded as of the date hereof, which shares total 420,598, shall henceforth vest on a time-vested basis as follows: 1) 123,711 Performance Segment Shares shall vest on June 30, 1998, 2) 123,711 Performance Segment Shares shall vest on June 30, 1999 and 3) the remaining 173,196 Performance Segment Shares shall vest on June 30, 2000, provided, however, that
1) any such vesting shall cease as of the effective date of the termination of Holder's employment if Holder is terminated by the Company "for cause" or if Holder terminates his employment without good reason and provided further that
2) if Holder is no longer employed by the Company due to a) Holder's death, b) Holder's inability to perform his employment responsibilities for a period of ninety (90) consecutive days, c) the termination of Holder's employment by the Company without "cause" or d) Holder's termination of his employment for "good reason," then upon such termination Holder shall be vested in a pro rata portion of the Performance Segment Shares which would otherwise vest on June 30 of the relevant year (such proration based on a 365-day year), and vesting of the balance of unvested Performance Segment Shares for such year and any succeeding years shall cease. For purposes of the preceding sentence, "for cause" and "good reason" shall have the meanings set forth in Holder's employment agreement dated March 1, 1997 as amended as of December 15, 1997.

      Entire Agreement. This agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter. This agreement is governed by the substantive laws of the State of New York.

      Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,

THE EDISON PROJECT L.P.

      BY:   The Edison Project Inc., general partner

            By: /s/ Laura K. Eshbaugh
               -----------------------------
                Laura K. Eshbaugh, President

ACCEPTED AND AGREED:


/s/ Benno C. Schmidt, Jr.
---------------------------
Benno C. Schmidt, Jr.

Date:
     ----------------------

                                       -2-